Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-201928) pertaining to the 2009 Stock Plan, the 2015 Equity Incentive Plan, the 2015 Employee Stock Purchase Plan and the Stand-Alone Option Agreement of Avinger, Inc. of our report dated March 27, 2015 with respect to the financial statements and schedule of Avinger, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Redwood City, California
March 27, 2015